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                                                                    EXHIBIT 21.1


   (i) SVG Lithography Systems, Inc., a Delaware corporation (SVGL),

  (ii) Tinsley Laboratories, Inc., a California corporation ("TLI"),

 (iii) Silicon Valley Group, Japan Ltd., a Japanese corporation,

  (iv) SVG International Service, a California corporation ("SVG
       International"),

   (v) Silicon Valley Group FSC Incorporated, a Barbados corporation,

  (vi) SVG Israel, Inc., a Delaware corporation,

 (vii) SVG Thailand, Inc., a Delaware corporation,

(viii) Silicon Valley Group Korea, Inc., (SVG Korea) a Korean corporation,

  (ix) SVG Taiwan, Inc., a Delaware corporation,

   (x) Silicon Valley Group, Thermal Systems LLC, a Delaware company and

  (xi) Watkins-Johnson International Taiwan, a Taiwan corporation.

       SVG Lithography Japan Co., Ltd., a Japanese corporation, Silicon Valley Group B.V., a Netherlands corporation, SVG France S.A.R.L., a French corporation, and SVG Lithography Systems FSC, Inc., a Barbados corporation are wholly-owned by SVGL.

       Century Precision Industries, Inc., a California corporation and Tinsley International FSC, a Barbados corporation are wholly-owned by TLI.

       SVG Europe Limited, a United Kingdom corporation (SVG Europe), Silicon Valley Group Deutschland GmbH, a German corporation, SVG Systems (Asia) Pte. Ltd (SVG Singapore), a Singapore corporation and Thermco Systems (Far East) Limited, a Hong Kong corporation are wholly-owned by SVG International.

       UK Systems Limited, an English corporation, and Watkins-Johnson Europe Limited, an English corporation are wholly-owned by SVG Europe.

       Watkins-Johnson International Singapore Pte. Ltd., is wholly owned by SVG Singapore.

       Watkins-Johnson International Korea, Ltd., is wholly owned by SVG Korea.